Exhibit 21.1

Subsidiaries of EP Energy Corporation
As of March 1, 2018

Subsidiary	Jurisdiction	% Owned
EPE Acquisition, LLC	Delaware	100%
EP Energy LLC	Delaware	100%
EP Energy Global LLC	Delaware	100%
EP Energy Management, L.L.C.	Delaware	100%
EP Energy Resale Company, L.L.C.	Delaware	100%
EP Energy E&P Company, L.P.[1]	Delaware	99%
EnerVest Energy, L.P.[2]	Delaware	23%
Everest Acquisition Finance Inc.	Delaware	100%
EPE Employee Holdings II, LLC	Delaware	100%

1 1% held by EP Energy Management, L.L.C., as general partner
2 Remaining percentage owned by unaffiliated parties